Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 21, 2005, relating to the consolidated financial statements of American Pacific Corporation, appearing in the Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 2005.
/s/ Deloitte & Touche LLP
Las Vegas, Nevada
February 14, 2006